Exhibit 10.115

[ Aeolus Pharmaceuticals, Inc. letterhead ]

January 5, 2005

Mr. Richard P. Burgoon, Jr.

11626 Timberlake Drive

San Diego, CA 92131

Dear Rick:

This letter confirms our previous conversations regarding the employment opportunity available to you with Aeolus Pharmaceuticals, Inc. (the “Company”) and sets forth the terms and conditions of that employment.

The Company hereby offers you full-time employment as the Chief Executive Officer of the Company commencing on or about January 5, 2005 at a salary of $200,000 on an annualized basis. This position is classified as exempt. During the period of your employment, you shall devote your entire working time for or at the direction of the Company or its affiliates, use your best efforts to complete all assignments, and adhere to the Company’s procedures and policies in place from time-to-time.

Upon your acceptance of this offer and the commencement of your full-time employment with the Company (the “Commencement Date”), you will be entitled to a signing bonus of $50,000, subject to applicable withholdings and deductions, payable no later than 30 days after the Commencement Date.

During your employment with the Company you will be entitled to all of our then current customary employee benefits, subject to plan eligibility requirements. In particular, Company will pay your premium for family medical insurance coverage under the employee healthcare plan in place from time to time at the Company for its employees. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion.

In addition, you will be entitled to a one-time bonus of not less than $100,000 and a one-time grant of stock options to purchase an aggregate of 250,000 shares of the Company’s Common Stock, par value $0.01 per share, each upon the execution and delivery of definitive and enforceable agreements representing the earliest to occur of a Financing, a Corporate Partnership or a Sale of the Company (each as defined below) during your employment with the Company. The foregoing options shall vest six (6) months following the date of grant, except in the case of a Sale of the Company, in which case, the options shall fully vest and be immediately exercisable. The foregoing grant shall be subject to the Company’s standard form of stock option grant agreement and the company’s then existing stock option plan.

A “Financing” means the issuance by Company of additional shares of Company’s capital stock pursuant to a capital raising transaction that results in proceeds to Company of at least five million dollars ($5,000,000).

A “Corporate Partnership” means a development or partnership with another life sciences company for the joint development or commercialization of any of the Company’s owned or in-licensed patent rights.

A “Sale of Company” means a merger, business combination, reorganization, recapitalization or other transaction, which results in the stockholders of the Company who own at least fifty percent (50%) of the Company’s voting control immediately prior to such transaction owning less than fifty percent (50%) of the surviving entity’s voting control immediately after such transaction, and/or sale, transfer, lease or other disposition in any transaction or series of transactions of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, it is understood and agreed that the Board of Directors of the Company (the “Board”) has the sole power, authority and discretion to approve or disapprove of any proposed transaction regardless of the provisions of this letter, and if the Board disapproves any proposed transaction for any or no reason you will not be entitled to any options or bonus under this letter with respect thereto.

As you know, the Company is a public company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and other federal securities laws, such as the Sarbanes-Oxley Act of 2002. You understand and agree that as the Chief Executive Officer of the Company you will have and will faithfully comply your obligations under those and other related laws and regulations.

This offer of employment with the Company is contingent upon our receipt and processing of proof of your authorization to work in the United States and an executed copy of the Employee Covenants Agreement attached hereto, the terms of which are in addition to and incorporated into the terms of this offer letter.

By executing this letter below, and pursuant to the Employee Covenants Agreement, you agree that during the course of your employment and thereafter that you shall not use or disclose, in whole or in part, any of the Company’s or its tenants’ trade secrets, confidential and proprietary information, including customer and tenant lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Company.

Although we hope that your employment with us is mutually satisfactory, employment at the Company is “at will.” This means that, just as you may resign from the Company at any time with or without cause, the Company has the right to terminate the employment relationship with or without cause at any time. Neither this letter nor the Employee nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by both you and the Chairman of the Board and such agreement is expressly acknowledged as an employment contract.

Rick, we hope that you elect to accept this offer of employment. Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at the Company has made any other representation to you. We welcome you as an employee and look forward to a successful relationship in which you will find your work both challenging and rewarding.

This offer must be accepted on or before January 6, 2005, and will be deemed to have been withdrawn if your executed acceptance of this offer is not received by the undersigned on or before that date. We look forward to having you join our Company.

Sincerely,

AEOLUS PHARMACEUTICALS, INC.
Agreed to and
Accepted by:

/s/ Richard P. Burgoon, Jr.	By:	/s/ David C. Cavalier
Richard P. Burgoon, Jr.	Name:	David C. Cavalier
	Title:	Chairman